EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the “Agreement”) is made and entered into this 6th day of May, 2005 (the “Effective Date”), by and between the WASHINGTON BANKING COMPANY and WHIDBEY ISLAND BANK (together, “the Employer”) with its principal office in Oak Harbor, Washington, and John L. Wagner (the “Executive”).

        In consideration of the mutual promises made in this Agreement, the parties agree as follows:

      1.     Employment.

        Employer employs Executive and Executive accepts employment with Employer as its Executive Vice President and Chief Operating Officer.

      2.     Term.

        The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through May 6, 2008; provided, however, that on May 7, 2008 and each succeeding May 7, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such May 7, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Executive shall have no rights to any of the severance payments or benefits continuation except as described in Section 5(a).

      3.     Duties.

        Executive will serve as Employer’s Executive Vice President and Chief Operating Officer. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for his position, subject to the direction of Employer’s Chief Executive Officer and Board of Directors. Executive shall devote necessary time, attention and effort to Employer’s business in order to properly discharge his responsibilities under this Agreement. Executive is permitted to engage in activities outside the scope of his duties, provided they do not conflict with the interests of the Employer, and do not unreasonably infringe on his otherwise full-time dedication to the Employer’s business.

      4.     Compensation, Benefits, Reimbursement and Bonus.

a. In consideration for all services rendered by Executive during the term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $165,000.00 as adjusted from time to time (“Base Salary”). The Board of Directors of the Employer shall review Executive’s salary at the end of each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Executive’s performance under this Agreement.

b. Under the Employer’s Annual Incentive Plan, Executive shall be eligible to receive an annual bonus based on performance as defined by the Board of Directors, in accordance with the Employer’s incentive plan.

c. Executive shall be eligible for restricted stock and stock option grants under the Employer’s Stock Option Plan. The timing and size of awards will be at the discretion of the Board of Directors.

d. Executive may also participate in the Employer’s Deferred Compensation Plan.

e. Throughout the term of this Agreement, Employer shall provide Executive with reasonable health insurance, disability and other employee benefits. Executive shall participate in all employee benefit plans and programs of Employer available to its executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and programs. Employer shall reimburse Executive for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Employer. Executive shall present itemized accounts of any such expenses as required by Company policy and the rules and regulations of the Internal Revenue Service.

      5.     Termination of Agreement.

a. Termination Due to a Change of Control. If Employer is subjected to a Change of Control (as defined in Section 5(g)(i)), and either Employer or its assigns terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason within two (2) years of such Change of Control, then Employer shall pay Executive upon the effective date of such termination all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date.

(i) In addition, Employer shall pay Executive an amount equal to 1.5 times Executive’s highest Base Salary over the prior three (3) years, plus an amount equal to 1.5 times the annual bonus last paid hereunder or 1.5 times the average bonus paid over the prior three (3) years, whichever is greater (“Severance Benefit”). Provided, also, that the payment and benefits described in this Section 5(a) will only be paid conditioned upon Executive signing an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive’s employment with Employer or the performance of this Agreement (“Release Agreement”). The Employer’s obligation to pay the Severance Benefit under this section continues for up to two (2) years after the Agreement terminates provided that the Change of Control (as defined in Section 5(g)(i)) occurs during the Term of the Agreement, and the Executive is terminated without Cause or terminates his employment for Good Reason within two (2) years of such Change of Control. The provisions of this paragraph will survive termination of the Agreement.

(ii) Executive shall also be entitled to Severance Benefit if Employer terminates Agreement without Cause prior to a Change of Control if such termination occurs at any time from and after ninety days prior to the public announcement by the Employer or any other party of a transaction which will result in a Change of Control; provided that the effective date of the Change of Control occurs within eighteen (18) months of Executive’s termination.

(iii) Payment of the Severance Benefit under this section is subject to and condition on compliance with subsection 5(b).

b. Commitment of Executive. In the event that any person extends any proposal or offer which is intended or may result in a Change of Control, Executive shall, at the Employer’s request, assist the Company in evaluating such proposal or offer. Further, subject to the additional terms and conditions of this Agreement, in order to receive the Severance Benefit, Executive cannot resign from the Company during any period from the receipt of a specific Change of Control proposal through the consummation or abandonment of the transaction contemplated by such proposal.

c. Termination by Employer Without Cause or by Executive for Good Reason. If Employer terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, Employer shall pay Executive upon the effective date of such termination all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date. In addition, Employer shall pay Executive an amount equal to 1.5 times Executive’s highest Base Salary over the prior three (3) years, plus an amount equal to 1.5 times the annual bonus last paid hereunder or 1.5 times the average bonus paid over the prior three (3) years, whichever is greater. Provided, however, that the payment and benefits described in this section will only be made conditioned upon Executive signing a Release Agreement.

(i) Benefits Continuation. In addition, the Executive shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Internal Revenue Code (“COBRA”). The foregoing notwithstanding, in the event that the Executive becomes eligible for comparable group insurance coverage in connection with new employment, the coverage provided by the Company under this Section shall terminate immediately.

d. Termination by Employer for Cause or by Executive Without Good Reason. If Employer terminates Executive’s employment for Cause or if Executive terminates his employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

e. Termination Due to Disability or Upon Death. If Employer terminates Executive’s employment on account of any mental or physical Disability that prevents Executive from discharging his duties under this Agreement, Executive shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, plus a pro rata portion of any annual bonus for the year of termination. Executive’s employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, or if there is none, to the Executive’s estate: (A) that portion of Executive’s Base Salary that would otherwise have been paid to him for the month in which his death occurred, and (B) any amounts due him pursuant to the Employer’s pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Employer.

g. Termination Definitions.

(i) “Change of Control.” For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one or more of the following events: (A) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of Employer’s outstanding common stock; (B) Replacement of a majority of the incumbent directors of Washington Banking Company or Whidbey Island Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; (C) Dissolution or sale of fifty percent or more in value of the assets, of either Washington Banking Company or Whidbey Island Bank; or (D) A change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Internal Revenue Code. Notwithstanding the foregoing provisions of this section, a Change of Control will not be deemed to have occurred solely because of an internal corporate reorganization or similar transaction.

(ii) “Cause.” For purposes of this Agreement, termination for “Cause” shall include termination because Executive: (A) materially breaches this Agreement; (B) willfully breached or habitually neglected or breached the duties which he was required to perform under the terms of this Agreement or the policies of the Company; (C) commits act(s) of dishonesty, theft, embezzlement, fraud, misrepresentation, or other act(s) of moral turpitude against Employer, its subsidiaries or affiliates, its shareholders, or its employees or which adversely impact the interest of Employer; (D) willfully and continually failed to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer; (E) fails to follow the directions of Employer’s Board of Directors, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required; or (F) knowingly provides misleading or false information to shareholders, the Board of Directors, auditors, accountants, or regulatory authorities.

(iii) “Disability.” For purposes of this Agreement, “Disability” is defined as Executive’s inability to perform the essential functions of the employment duties to the Employer for a period of three (3) consecutive months. The Employer’s Board of Directors, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by the Executive and Employer’s Board of Directors at Employer’s expense.

(iv) “Good Reason.” For purposes of this Agreement, termination for “Good Reason” shall mean termination by Executive as a result of any material breach of this Agreement by Employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, which reduction is not of general application to substantially all employees of the Employer, (B) a material reduction in Executive’s duties, responsibilities, or reporting relationship, but not merely a change in title, or (C) relocation of Executive’s primary workplace from Oak Harbor to a location outside Whatcom, Island, Snohomish, or Skagit counties.

h. Payment of Severance Benefit. Payment of any Severance Benefit under this Section shall be paid in a lump sum or with Employer’s regular salary payment schedule, as determined by Executive.

      6.     Parachute Payment Limitation.

        Notwithstanding anything in this Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Severance Benefit, together with any other payments or benefits paid by the Employer to Executive, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.

      7.     Covenant Not To Compete.

a. Executive agrees that for the term of this Agreement and upon payment of a Severance Benefit and for a period of eighteen (18) months thereafter (with the understanding that the eighteen (18) month period will be shortened to one (1) year upon the completion of a transaction constituting a Change of Control, as defined in Section 5(g)(i)), Executive will not, within any county in which Employer has branch offices at the termination of the term of this Agreement, directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with Employer’s business or reasonably anticipated business of which Executive has knowledge. Employer and Executive agree that the duration of the covenant may be shortened if the Executive waives a mutually agreed-upon portion of the Severance Benefit. For purposes of the foregoing, Executive will be deemed to be directly or indirectly employed by, own, manage, operate, join, or benefit in any way with such business if the business is carried on by: (a) a partnership in which Executive is a general or limited partner; or (b) a corporation of which Executive is a shareholder (other than a shareholder owning less than 5% of the total outstanding shares of the corporation), officer, director, employee or consultant.

b. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this paragraph shall survive termination of this Agreement.

      8.     Nondisclosure of Confidential Information.

a. During the term of Executive’s employment and thereafter, Executive agrees to hold Employer’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive’s agreement to protect Employer’s Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.

b. “Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customers; advertisers; joint venture partners; suppliers; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.

      9.     Nonsolicitation.

        Executive agrees that upon receipt of a Severance Benefit and for a period of eighteen (18) months thereafter, Executive shall not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (a) any person who was an employee of Employer during the one- (1) year period immediately preceding the termination of Executive’s employment; (b) any customer or client of Employer; or (c) any prospective customer or client of Employer from whom Executive actively solicited business within the last six (6) months of Executive’s employment.

      10.     Non-Disparagement.

        Executive will not, during the Term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Employer or its officers, directors, agents, employees, products or services.

      11.     Mutual Agreement to Arbitrate.

a. In the event of a dispute or claim between Executive and Employer related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the Employment Arbitration Rules of JAMS (formerly Judicial Arbitration & Mediation Services). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial JAMS arbitrator whose decision will be final.

b. The only disputes or claims that are not subject to arbitration are any claims by Executive for workers’ compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.

c. The arbitration procedure will afford Executive and Employer the full range of statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by JAMS. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator’s decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.

      12.     Miscellaneous.

a. Notwithstanding any other provision in this Agreement, the Employer shall make no payment of any Severance Benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation as the same may be amended from time to time, and if such payment is so prohibited, the Employer shall use its best efforts to secure the consent of the FDIC or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

b. This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.

c. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer’s rights and obligations may not be assigned without consent of Executive, and such consent shall not be unreasonably withheld.

d. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

e. In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys’ fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.

f. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	Edward J. Wallgren
Chairman of the Joint Compensation Committee of
Washington Banking Company and
Whidbey Island Bank
450 SW Bayshore Drive
P.O. Box 7001
Oak Harbor WA 98277

Executive:	John L. Wagner
1524 Austin Lane
Bellingham, WA 98226 (COO)

g. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

EMPLOYER:	WASHINGTON BANKING COMPANY and
WHIDBEY ISLAND BANK
By: /s/ Edward J. Wallgren

Edward J. Wallgren
Chairman of the Joint Compensation Committee of
Washington Banking Company and Whidbey Island Bank

EXECUTIVE:	By: /s/ John L. Wagner

John L. Wagner